Exhibit 10.15

EMPLOYMENT AGREEMENT

between

GLOBAL BLUE SA

and

JACQUES STERN

Table of Contents

1.	COMMENCEMENT AND TERM	1

2.	EXECUTIVE’S FUNCTION AND DUTIES	1

3.	GARDEN LEAVE (“FREISTELLUNG”)	3

4.	SALARY, BONUS AND ADDITIONAL PAYMENTS	4

5.	SOCIAL SECURITY AND OTHER INSURANCES	5

6.	EXPENSES AND ANCILLARY BENEFITS	7

7.	HOLIDAYS	7

8.	INCAPACITY	8

9.	INTELLECTUAL AND OTHER PROPERTY	8

10.	CONFIDENTIALITY	9

11.	TERMINATION OF EMPLOYMENT	9

12.	EXECUTIVE’S COVENANTS	12

13.	NOTICES	15

14.	MISCELLANEOUS	15

15.	DEFINITIONS AND INTERPRETATION	16

THIS AGREEMENT is made on                          between the following parties:

(1)	GLOBAL BLUE SA a company incorporated in Switzerland with registered number CH-550-1022698-0 and whose registered office is at Route de Crassier 7, 1262 Eysins, Switzerland (the “Company”);

(2)	JACQUES STERN of (the “Executive”).

NOW IT IS AGREED that the Company shall employ the Executive on the following terms and conditions:

1.	COMMENCEMENT AND TERM

1.1	The Executive’s employment under this Agreement shall start on the date of this Agreement (the “Effective Date”). There shall be no probation period.

1.2

The employment of the Executive shall (subject to the provisions of Clause 11) be for an indefinite period terminable by the Company giving not less than six months’ prior written notice to the Executive or by the Executive giving not less than six months’ prior written notice to the Company.

2.	EXECUTIVE’S FUNCTION AND DUTIES

2.1	During the continuance of the employment:

(a)	the Executive shall serve the Company to the best of his ability in the capacity of Chief Executive Officer and faithfully and diligently perform the duties of the Chief Executive Officer; and

(b)	the Executive shall, if requested to do so by the Company, continue to remain on the Board as a director of the Company; and

(c)

the Executive shall faithfully and diligently perform such duties appropriate to his position as Chief Executive Officer and exercise such powers consistent with them as the Board (or anyone authorised by the Board) may from time to time properly assign to or confer upon him; and

(d)	if the Board so directs, the Executive shall cease performing or exercising any part or all of those duties and powers; and

(e)

if and so long as the Board so directs, the Executive shall perform and exercise the said duties and powers on behalf of any Associated Company and act as a director or other officer of any Associated Company; and

(f)

the Executive shall do all in his power to protect, promote, develop and extend the business interests and reputation of the Company and any Associated Company for whom the Executive is required to carry out duties; and

(g)

the Executive shall at all times and in all respects comply with the terms and conditions of this Agreement, the articles of association of the Company, the law, and with the instructions and directives of the Board. Such directives include, in particular, the organizational regulation and the business policy of the Company or any Associated Company; and

(h)

the Executive shall at all times keep the Board promptly and fully informed of his conduct in connection with the business affairs of the Company and any Associated Company for which the Executive is required to perform duties and provide all such information, explanations and assistance as it may require.

2.2

The Executive shall, unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Board, devote the whole of his time, attention and abilities during his working hours (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the Company and any Associated Company for which he is required to perform duties and the Executive acknowledges and agrees that such working hours shall be commensurate with those of a similarly situated, high-performing Chief Executive Officer. The Executive acknowledges that the Swiss Federal Labour Act of March 13, 1964 and its ordinances (as amended) do not apply to his employment under this Agreement and that any overhours, overtime and work on weekends are deemed compensated by the salary payments pursuant to this Agreement. No additional remuneration shall be due.

2.3

The Executive shall work at the Company’s offices at Route de Crassier 7, 1262 Eysins, Switzerland or such other place of business of the Group which the Board may reasonably require from time to time and the Executive may be required to travel on the business of the Company and any Associated Company for which he is required to perform duties.

2.4	The Executive shall not during the continuance of this Agreement (including any period of garden leave pursuant to Clause 3.1) without the prior written consent of the Board:

(a)

directly or indirectly carry on or be engaged, concerned or interested in any other business, trade or occupation which is similar to or in competition with the business of the Company or any Associated Company otherwise than as a holder directly or through nominees of not more than 5 per cent in aggregate of any class of shares, debentures or other securities in issue from time to time of any company which are for the time being quoted or dealt in on any recognised investment exchange, as long as these investments do not provide the Executive with the opportunity to influence the management of such a company competing with the Company or any Associated Company; or

(b)

engage in any activities, office or other occupation outside his employment with the Company which may detract from the proper and timely performance of his duties under this Agreement and the Executive shall not hold office in any company which is not the Company or an Associated Company, provided that the Executive may continue to be a member of the Board and Chair of the Audit Committee of Unibail Rodamco Westfield (URW) and a non-executive director for Voyage Privé, Perkbox and Myhotels (each a “Disclosed Engagement”), provided that in the Company’s reasonable determination from time to time, such a Disclosed Engagement, does not detract from the proper and timely performance of the Executive’s duties under this Agreement (including the Executive recusing himself from activities associated with the foregoing that could reasonably be expected to conflict with the corporate opportunity or interests of the Company), it being understood and agreed that the Executive’s primary duties will be owed to the Company.

2.5

The Executive shall in relation to any dealings in securities of companies comply with all laws affecting dealings in the securities of such companies and all regulations of any relevant stock exchanges on which such dealings take place.

2.6

Without prejudice to the Executive’s duties under this Agreement and/or applicable law, the Executive shall first refer to the Company any business opportunities of which he becomes aware at any time during the course of his employment (including any acquisition and/or joint venture/partnership opportunities) that would (or might reasonably be expected to be) of interest to the Group.

3.	GARDEN LEAVE (“FREISTELLUNG”)

3.1	The Company may despite any other provision of this Agreement at any time after either party gives notice of termination of the Executive’s employment (under Clause 1.2) direct that:

(a)	the Executive perform no duties; and/or

(b)	the Executive refrain from contacting any retailers or other service providers, advertisers, suppliers, agents, professional advisers, brokers or employees of any company in the Group; and/or

(c)	the Executive does not enter all or any premises of the Company or any company in the Group; and/or

(d)

the Executive must immediately resign without claim for compensation from office as a director of the Company and any Associated Company and from any other office held by him in the Company or any Associated Company; and/or

(e)	the Executive return to the Company all documents and other materials (including copies) and data (whether in electronic or other form) belonging or entrusted to any company in the Group.

3.2

If the Executive is placed on garden leave, he will be deemed to have taken his vacation entitlement during such garden leave period. During the garden leave period, the Executive shall make a reasonable effort to find non-competing work and shall inform the Company on finding such non-competing work. The respective income derived from such work will be set-off against the Company’s payment obligations.

3.3

The Executive irrevocably authorises the Company to appoint some person in his name and on his behalf to sign and deliver any resignation required pursuant to Clause 3.1(d) if the Executive has failed to deliver such notices within three working days of the Executive being required to do so.

4.	SALARY, BONUS AND ADDITIONAL PAYMENTS

4.1

The Company shall pay to the Executive a fixed gross salary (which shall accrue from day to day) at the rate of €750,000 (seven hundred and fifty thousand Euros) per year, inclusive of any directors’ fees payable to the Executive by the Company or any Associated Company (less the amount of the Representation Fee in accordance with Clause 6.3). The annual salary shall be payable by equal monthly instalments in arrears on or about the 25th of each calendar month.

4.2

The Executive shall during the continuance of the employment be eligible to receive an on target annual bonus targeted to be €600,000 (six hundred thousand Euros) subject to (and scaled to, based on the Company’s bonus policy then in place) the achievement of such annual personal and Company targets, in each case as are set by the Board and/or the Nomination and Compensation Committee and notified to the Executive in writing for each fiscal year. The current contemplated plan is that the calculation of the annual on target bonus shall be determined by the Board and/or the Nomination and Compensation Committee in accordance with the following criteria and allocations: (a) 20% shall be calculated with reference to the Company achievement of its net revenue target; (b) 25% shall be calculated with reference to achievement of the Company’s EBIT budgeted target; (c) 25% shall be calculated with reference to achievement of the Company’s net income target; and (d) 30% shall be calculated with reference to achievement of the operational and/or strategic goals that have been specified for the Executive. If the actual net income is: (1) equal to or more than 115% of the net income target, the Executive shall be entitled to a overachievement bonus of €600,000 (six hundred thousand Euros); or (2) equal to an amount between 100% and 114% of the net income target, the Executive shall be entitled to an overachievement bonus on a sliding scale based on such bonus policy as has approved by the Nomination and Compensation Committee. The Board and/or the Nomination and Compensation Committee reserves the right to review and amend the compensation packages (including bonus plans) for the senior managers of the Company from time to time and any such amendment shall not constitute a breach by the Company of this Agreement provided that the Executive’s future on-target bonus (with reference to a reasonable budget) shall not be less favourable than his existing on-target bonus under this Agreement and in no case shall the Executive be deprived of an overachievement bonus of at least €600,000 (six hundred thousand Euros) subject to achievement of a reasonable net income target.

4.3

The Executive may, in respect of any fiscal year and upon reasonable written notice to the Company, elect that the part of his annual bonus that is based on the achievement of personal targets be paid into his pension plan subject always to the rules of the pension plan, the consent (if necessary) of the relevant pension provider and any applicable limits as amended from time to time.

4.4

The Board and/or the Nomination and Compensation Committee may introduce a mechanism whereby the personal and Company targets for the Executive are adjusted to partially take into account relevant macroeconomic developments.

4.5

The Company and the Executive shall co-operate to design and implement a structure to achieve economic entitlements the same as or equivalent to an award of €1,000,000 (one million Euros) annual restricted stock grants each year and a one-off share option up front award of €6,000,000 (six million Euros) in accordance with the criteria specified in the term sheet agreed between the parties and included in the Schedule. The parties accept and acknowledge that any tax liabilities (including any employee income tax or social security contributions) arising from the structure, would be for the account of the Executive. The Company will work with the Executive to implement a tax efficient structure. The parties acknowledge and accept that investments may be structured though a special purpose vehicles or other instruments to achieve the relevant economic entitlements.

4.6

The Executive is aware and acknowledges that (i) any remuneration payable to him under this Agreement is subject to approval by the Company’s shareholder meeting as set out in the Company’s articles of association and the Ordinance against Excessive Compensation with respect to Listed Stock Corporations and any future legislation replacing or amending the same (“VegüV”) as well as subject to the requirements of VegüV; and (ii) his compensation will be disclosed in the annual report of the Company, any filings or disclosure documents required under U.S. securities laws and the listing rules of the NYSE and in a separate compensation report as required by the VegüV.

5.	SOCIAL SECURITY AND OTHER INSURANCES

5.1

The Executive confirms that he has been informed of and agrees to the existing social security protection (BVG, AI-IV IV, etc.) and the apportionment of premiums. The Company acknowledges that the Executive has the right to inspect the relevant social security documentation.

5.2

The Company shall during the continuance of the employment provide the Executive with such pensions, life, medical, accident and/or disability insurance cover as is provided from time to time to other similarly situated senior executives of the Company subject in each case to the terms of the Company’s relevant policies in force from time to time provided, for the avoidance of doubt, that there shall not be duplication between this Clause 5.2 and Clause 5.1 above. Notwithstanding the forgoing, the level of pension contributions (“Altersgutschriften”) paid by the Company in respect of the Executive shall be 20% of his fixed gross annual basic salary subject always to the terms of the Company’s pension plan, any applicable limits from time to time and the consent (if necessary) of the relevant pension provider and (ii) the aggregate amount of pension contributions paid by the Company in respect of the Executive shall not, in any event, exceed EUR 150,000 (one hundred and thirty thousand Euros). For the avoidance of doubt, the forgoing sentence refers only to contributions to be paid by the Company to the Executive’s pension (not pension contributions paid by the Executive). The Company shall use its reasonable endeavours to agree with its pension provider that any current cap on the amount of the Executive’s fixed gross annual salary that is insured for the purposes of risk benefits under the Company’s pension arrangements as it applies to the Executive is increased to 100% of the Executive’s fixed gross annual salary provided always that the increase to such cap (as it applies to the Executive) does not adversely affect other employees or officers of the Company and that any additional or increased premium or premiums required by the pension provider in return for its agreement in relation to the same are not commercially unreasonable in the opinion of the Company. If it is not possible to increase such cap, in accordance with the forgoing, then the Company will work in good faith with the Executive to achieve a workable and mutually agreeable solution. The Company shall use its reasonable endeavours to ensure that the private medical insurance policy applicable to the Executive during his employment with the Company shall also cover each of his two children until the earlier of, with respect to each child, the date that such child is no longer economically dependent upon the Executive as such child has obtained remunerated employment or engagement (the “Cover Period”) and, to the extent that it is not possible or reasonably practicable to achieve this, the Company shall reimburse the Executive for the cost of him obtaining substantially equivalent private medical insurance to cover his children for the applicable Cover Period provided in each case that the cost to the Company is not, in the Company’s opinion, commercially unreasonable.

5.3

The provision of cover or membership of each of the insurances or insurance schemes referred to in Clause 5.2 above shall be subject to the rules of the relevant scheme in force from time to time and compliance with and satisfaction by the Executive of the requirements of the relevant insurers and the Company shall at its absolute discretion be entitled to cease to provide or change the provider of any or all of the insurances referred to in Clause 5.2.

6.	EXPENSES AND ANCILLARY BENEFITS

6.1

Subject to the Company’s expenses policy from time to time in force, all reasonable expenses arising out of the performance of the Executive’s duties under this Agreement (including travel and other reasonable expenses in relation to business trips) shall be reimbursed on a monthly basis subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement. For the avoidance of doubt, travel and other reasonable expenses in relation to business trips to be reimbursed in accordance with this Clause 6.1 are not included within the Representation Fee.

6.2

In the event that the Company issues (or has issued) the Executive with a Company sponsored credit or charge card, such card shall be used solely for expenses reimbursable under Clause 6.1. The Company reserves the right, acting reasonably, to withdraw the use of any such credit or charge card and to require its return to the Company when so requested and in any event forthwith on termination of the Agreement howsoever arising.

6.3

The Company shall, subject to any relevant tax authority approvals, pay the Executive a representation fee equal to 8% of his gross annual salary (or such lower percentage as is approved by the relevant tax authority), to cover entertainment and local expenses in connection with the representation duties of the Company (the “Representation Fee”). Such fee shall be deducted from the base salary referred to in Clause 4.1 and shall be payable monthly in equal instalments and without any deduction or withholding in respect of taxation. No Representation Fee is payable during any period of garden leave.

6.4

The Company shall, during the term of the Executive’s employment, pay for or reimburse the Executive for the costs of professional tax advice and assistance provided to the Executive by Deloitte LLP in relation to the remuneration he receives in respect of his employment with the Company, provided that such costs are, in the opinion of the Company, reasonable.

7.	HOLIDAYS

7.1

The Executive shall (in addition to the usual public holidays) be entitled to 25 working days’ paid holiday (accruing at the rate of 2.08 days per month) (rising to 30 working days’ paid holiday after the Executive has been employed by the Company for five consecutive years) in each holiday year of the Company which is the Calendar year to be taken at such times as shall have been approved by the Board.

7.2

The Company may require the Executive to take any holiday entitlement to which he may be entitled during any period that the Executive is directed to perform no duties and/or is directed not to enter all or any premises of the Company or any Associated Company in accordance with Clause 3.1.

8.	INCAPACITY

8.1	The Executive shall promptly inform the Company if he is unable to attend work and inform the Company of the estimated duration and reasons for his inability to attend work.

8.2

The Executive shall undergo an examination by a registered medical practitioner nominated by the Company at such times as the Company may reasonably request and at the expense of the Company, and hereby consents to the medical adviser disclosing the results of the examination to the Company and shall provide the Company with such formal consents as may be necessary for this purpose and shall co-operate in ensuring the prompt delivery to the Company of any such report.

8.3

If any incapacity of the Executive shall be caused by any alleged action or wrongdoing of a third party and the Executive shall decide to claim damages in respect thereof, then the Executive shall use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or will be paid by the Company, and shall account to the Company for any such damages recovered (in an amount not exceeding the actual salary paid or payable to him by the Company in respect of the said period) less any costs borne in achieving such recovery. The Executive shall keep the Company informed of the commencement, progress and outcome of any such claim.

8.4

Any payments made by third parties to the Executive for such periods of incapacity, particularly under accident or health or medical insurance policies, shall be deducted from the Company’s obligation to pay salary for the relevant corresponding period.

9.	INTELLECTUAL AND OTHER PROPERTY

9.1

If at any time in the course of the employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Associated Company the Executive shall immediately disclose full details of such Intellectual Property to the Company and at the request and expense of the Company shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company, any Associated Company or a company nominated by the Company.

9.2

The Executive hereby irrevocably appoints the Company to be his agent in his name and on his behalf to sign any instrument, execute or do any act and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Clause 9 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 9 shall be conclusive evidence that such is the case.

9.3

The Executive hereby waives all of his moral rights in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property which is the property of the Company by virtue of Clause 9.1.

9.4

All rights and obligations under this Clause in respect of Intellectual Property made or discovered by the Executive during the employment shall continue in full force and effect after the termination of his employment and shall be binding upon the Executive’s personal representatives.

9.5

The Executive acknowledges that any and all Intellectual Property created by the Executive during the course of his employment shall vest in, be owned by and constitute the property of the Company and to the extent that they do not automatically so vest by operation of law the Executive hereby assigns and transfers with full title guarantee such Intellectual Property. The Executive shall not be entitled to any remuneration (other than-salary payable under Clause 4.1 above) in relation to the assignment or transfer of rights under this Clause 9, except in relation to inventions and designs made by the Executive other than pursuant to his duties under this Agreement in accordance with article 332 paragraph 4 CO.

10.	CONFIDENTIALITY

10.1

The Executive shall not at any time (either during or after the termination of the employment) disclose or communicate to any person or use for his own benefit or the benefit of any person any Confidential Information which may come to his knowledge in the course of the employment and shall during the continuance of the employment use his best endeavours to prevent the unauthorised publication or misuse of any Confidential Information.

10.2	The restrictions in this Clause 10 shall not apply to any:

(a)	disclosure or use arising in the proper performance of the Executive’s duties;

(b)	disclosure or use previously authorised in writing by the Board; and

(c)

information already in the public domain provided that the Executive is not in a position to use that information more readily than others who have not worked for the Company or any Associated Company.

11.	TERMINATION OF EMPLOYMENT

11.1

The employment of the Executive may be immediately terminated by the Company without notice pursuant to any reason permitted by article 337 CO, including but not limited to circumstances where the Executive:

(a)	commits any serious or persistent breach or fails to observe or perform any of the terms, conditions or stipulations contained in this Agreement or the rules of any applicable regulatory authority; or

(b)	is guilty of any gross misconduct or serious negligence in connection with or affecting the business or affairs of the Company or any Associated Company for which he is required to perform duties; or

(c)	is guilty of conduct which brings or is likely to bring himself or the Company or any Associated Company into disrepute; or

(d)	is convicted of an arrestable criminal offence (other than an offence under road traffic legislation for which a non-custodial penalty is imposed); or

(e)	is adjudged bankrupt or makes any arrangement or composition with his creditors; or

(f)	is or becomes prohibited by law or the articles of association of the Company or any regulatory body applicable to the Company from being a director because of his own acts, or omissions; or

(g)	voluntarily resigns as a Director of the Company or any Associated Company other than at the request or with the consent of the Company.

11.2

The Company may suspend the Executive from the performance of any or all of his duties and direct him not to attend the offices of the Company or any Associated Company at any time in connection with any investigation into any alleged misconduct or neglect by the Executive. During such period the Executive’s salary and other contractual benefits shall continue to be paid or provided.

11.3	This Agreement shall terminate without notice when the Executive reaches the Swiss statutory retirement age (of currently 65).

11.4	Upon the termination of his employment (for whatever reason) or, in the case of Clause 11.4(a) below, at any time during his employment, the Executive:

(a)

shall at the request of the Board immediately resign without claim for compensation from office as a Director of the Company and any Associated Company and from any other office held by him in the Company or any Associated Company (but without prejudice to any claim for damages for breach of this Agreement) and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board and do all things requisite to give effect to such resignation; and

(b)

shall sign stock transfer forms transferring any qualifying shares held by him pursuant to the articles of association of the Company or any Associated Company/all shares held by him as trustee or nominee for the Company or any Associated Company to the Company or its nominee and shall deliver to the Company the relevant share certificates; and

(c)

shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Associated Company nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Associated Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements); and

(d)	shall immediately repay all outstanding debts or loans due to the Company or any Associated Company; and

(e)

shall surrender (or if so directed erase permanently) all Company property comprising without limitation all documents, data (whether in electronic or other form) and other things (in whatever form or media including notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) relating to the business or affairs of the Company and the Associated Companies or any of its or their suppliers, agents, distributors, customers or others which shall have been acquired received or made by the Executive during the course of the employment together with all copies to someone duly authorised by the Company in that regard.

11.5

If the Executive is a Good Leaver, he shall receive his basic salary during his notice period as well as a pro-rated bonus (calculated with reference to the period from March 31 of that fiscal year until the date when his employment terminates).

11.6	If the Executive is a Bad Leaver, he shall receive his basic salary during his notice period but he will neither be eligible to be considered for nor entitled to receive any bonus for the fiscal year.

11.7

If the employment of the Executive is terminated by reason of the dissolution and/or liquidation of the Company for the purpose of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions which taken as a whole are not less favourable than the terms of this Agreement (other than the provisions of Clause 4.4 or the provisions of Clause 1.2 pursuant to which the Executive’s notice period increases to more than one month) then the Executive shall have no claim against the Company in respect of such termination.

12.	EXECUTIVE’S COVENANTS

12.1	For the purpose of this Clause 12:

“Business” means the business of the Group, being processing (including VAT refund), currency conversion, data analytics, internet and print marketing, and software in each case relating to tax-free shopping and travel-related shopping (or all or any part of such business);

references to “Associated Companies” shall only be references to Associated Companies in respect of which the Executive has carried out material duties in the period of 12 months prior to the date of termination of the employment;

“Managers” means such persons as are notified from time to time to the Executive in writing by Thomas Farley (the Chairman and Chief Executive Officer of Far Point LLC) or such other person as the Board may appoint for this purpose;

“Restricted Area” means any territory in which the Group does business at the date of termination of the employment and with which the Executive has been involved, other than in a de minimis way;

“Restricted Person” shall mean any retailer, acquiring bank or other service provider who or which has at any time during the period of 12 months immediately preceding the date of termination done business with the Company or any Associated Company as customer or client or distributor or consultant or supplier and with whom or which the Executive shall have had dealings, contact with or responsibility for during the course of the employment; and

“Key Person” shall mean any person who at the date of termination of the Executive’s employment is employed or engaged directly or indirectly by the Company or any Associated Company as an employee, director, consultant or agent and with whom the Executive has had material contact during the course of his employment and (a) is employed or engaged in the capacity of director, country manager or senior manager; and/or (b) is in the possession of Confidential Information belonging to the Company; and/or (c) is directly managed by or reports to the Executive.

12.2

The Executive acknowledges that during the course of the employment with the Company he will receive and have access to Confidential Information of the Company and its Associated Companies and that he will have influence over and connection with customers, clients, consultants, agents and employees of the Company and its Associated Companies with which the Executive comes in contact during the employment and accordingly he is willing to enter into the covenants set out in Clauses 12.3 to 12.6 inclusive in order to provide the Company and its Associated Companies with reasonable protection for their interests.

12.3

The Executive covenants with the Company that he will not for the period of 24 months after the end of his employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (save as a shareholder of not more than 5% in aggregate of any class of shares, debentures or other securities of any company which are quoted on or dealt in any recognised investment exchange, as long as these investments do not provide the Executive with the opportunity to influence (directly or indirectly) the management of such a company competing with the Company or any Associated Company) in a business anywhere within the Restricted Area which is in competition with the Business (or is known to the Executive, after reasonable inquiry, to be actively considering or taking steps to engage in a business in competition with the Business and/or likely intends to enter into competition with the Business). The Company may, however, notify the Executive on termination of his employment that, at the discretion of the Company, the restrictions in this Clause 12.3 are waived or their period is reduced to a period of between six and 24 months.

12.4

The Executive covenants with the Company that he will not in connection with the carrying on of any business in competition with the Business for the period of 24 months after the end of his employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly:

(a)	do business with a Restricted Person in the Restricted Area;

(b)	canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided by the Company or any Associated Company any Restricted Person; and

(c)

solicit or entice away or endeavour to solicit or entice away front the Company or any Associated Company any Key Person (in each case whether or not such person would commit a breach of contract by so doing).

The Company may, however, notify the Executive on termination of his employment that, at the discretion of the Company, the restrictions in this Clause 12.4 are waived or their period is reduced to a period of between six and 24 months.

12.5

The Executive covenants with the Company that he will not for the period of 24 months after the end of his employment either alone or jointly with any other person directly or indirectly induce or attempt to induce any supplier of the Company or any Associated Company with whom the Executive had personal dealings, contact with or responsibility for during the course of employment to cease to supply or to restrict or vary the terms of supply to the Company or any Associated Company or otherwise interfere with the relationship between such a supplier and the Company or any Associated Company. The Company may, however, notify the Executive on termination of his employment that, at the discretion of the Company, the restrictions in this Clause 12.5 are waived or their period is reduced to a period of between six and 24 months.

12.6

Without prejudice to Clause 12.3 above, if, at any time during the term of this Agreement, two or more Managers or Key Persons leave the employment of the Company or any Associated Company to work for the same company or different companies within the same group of companies (if in competition with the Business and/or if not in competition with the Business) the Executive shall not, at any time during the period of 24 months following the last date on which any of those Managers and/or Key Persons was employed by the Company or any Associated Company, be employed or engaged in any way with such company and/or companies provided that, in the opinion of the Company, the departure of two or more Managers or Key Persons has or will have a detrimental impact on the Business provided, for the avoidance of doubt, that this shall not prevent the Executive being employed or engaged by a company that is not in competition with the Business and by which two or more Managers or Key Persons have also, in good faith, become employed or engaged where there has been no collusion between the Executive and such Managers or Key Persons to join such a company. For the purposes of this Clause 12.6, “Key Person” shall include any person, who in the 12 months prior to the termination of the Executive’s employment, is or was employed or engaged directly or indirectly by the Company or an Associated Company as an employee, director, consultant or agent and with whom the Executive has had material contact during the course of his employment and (a) is employed or engaged in the capacity of director, country manager or senior manager and/or (b) is in the possession of Confidential Information belonging to the Company and/or (c) is directly managed by or reports to the Executive. The Company may, however, notify the Executive on termination of his employment that, at the discretion of the Company, the period of the restrictions in this Clause 12.6 is reduced to a period of between six and 24 months.

12.7

The Executive agrees that he will at the cost of the Company enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in Clauses 12.3, 12.4, 12.5 and 12.6 above (or such of them as may be appropriate in the circumstances) in relation to such activities and such area as such Associated Company may reasonably require for the protection of its legitimate business interests.

12.8	The covenants contained in Clauses 12.3, 12.4(a), 12.4(b), 12.4(c), 12.5 and 12.6 are intended to be separate and severable and enforceable as such.

12.9

While the restrictions in Clauses 12.3, 12.4, 12.5, 12.3 and 12.6 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any restriction shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the period or periods of the restrictions were reduced or modified, the said restrictions shall apply with such deletions, modifications and/or reductions as may be necessary to make them valid and effective.

12.10

The Company may at any time release the Executive from his obligations under Clauses 12.3 to 12.6 above. In the event that the Company decides to release the Executive from his obligations under Clauses 12.3 to 12.6 above, or if the Executive does not adhere to them, the Executive shall not be entitled to receive any compensation referred to in Clause 12.11 below and shall repay any such compensation already received. Furthermore, no compensation referred to in Clause 12.11 is due if the Executive is dismissed for cause in the sense of art. 337 CO.

12.11

If Clauses 12.3 to 12.6 above are applicable and in each case the Company does not release the Executive from his obligations in relation to such Clauses, the Company shall, subject to Clauses 12.10, 12.12 and 12.13, pay to the Executive during the period of six months after the end of the employment a monthly sum equal to the shortfall (if any) between the Executive’s gross monthly salary (not including any bonus) with the Company immediately prior to the cessation of his employment with the Company (the “Original Monthly Salary”) and either (i) the gross monthly salary (not including any bonus) the Executive receives in his new employment, if any; or (ii) €0 in the event that the Executive does not find any new employment following the termination of his employment with the Company, in each case such monthly compensation to be capped at 100% of the Original Monthly Salary provided that if the Company elects (in accordance with the terms of Clauses 12.3 and 12.6) to enforce the restrictions in Clauses 12.3 to 12.6 for longer than six months, then an amount calculated in the same way shall be payable to the Executive as compensation for complying with the covenants set out at Clauses 12.3 and 12.6 above for such longer period.

12.12

To establish the level of compensation payable to the Executive, the Executive shall keep the Company continuously informed of any salary he receives in any new employment or business and shall provide the Company with copies of salary slips or other supporting documents to confirm the same.

12.13

In each case of a violation or breach of one or several of the covenants set out in this Clause 12, the Executive shall pay to the Company liquidated damages in an amount equal to the salary the Company paid to the Executive pursuant to Clause 4 of this Agreement during the last 12 months of the employment. Further, the Executive shall repay to the Company any consideration received for the enforcement of the post-termination restrictive covenants pursuant to Clause 12.11. The payment of liquidated damages and the repayment of considerations received do not exempt the Executive from the covenants set out in this Clause 12. The Company expressively reserves the right to claim damages and to demand the abolishment of any activity contrary to this Agreement (Realexekution).

13.	NOTICES

Any notice to be given under this Agreement shall be given in writing.

14.	MISCELLANEOUS

14.1

The Executive hereby warrants he has lawful authority to work in Switzerland and that by virtue of entering into this Agreement he is not and will not be in breach of any express or implied terms of any contract, court order or of any other obligation legally binding upon him.

14.2	There is no formal company disciplinary or dismissal procedure in relation to the Executive’s employment. The Executive shall be expected to maintain the highest standards of integrity and behaviour.

14.3	If the Executive has any grievance in relation to his employment he may raise it in writing with the Board whose decision shall be final.

14.4	There are no collective agreements applicable to the Executive’s employment.

14.5

Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive’s contract of employment.

14.6

The Company shall to the maximum amount permitted by the law be entitled without notice to the Executive at any time during the Executive’s employment and upon termination to set off and/or make deductions from the Executive’s salary or from any other sums due to the Executive from the Company or any Associated Company in respect of any overpayment of any kind made to the Executive or in respect of any outstanding debt or other sum due from him.

14.7

If any provision of this Agreement, as a whole or in part, is or becomes void, voidable or unenforceable for any reason, the validity and enforceability of all other remaining provisions of the Agreement shall not be affected thereby. The void, voidable or unenforceable provision shall, to the extent legally possible, be deemed replaced by that valid, effective and enforceable provision that comes closest to the purpose (economic or otherwise) pursued by the void, voidable or unenforceable provision as regards subject matter, amount, time, place and/or scope.

15.	DEFINITIONS AND INTERPRETATION

15.1	In this Agreement unless the context otherwise requires:

“Associated Company” means any company which has an Interest in Global Blue Management & Co S.C.A., any company in which Global Blue Management & Co S.C.A. has an Interest, and any other company in respect of which Global Blue Management & Co S.C.A. has an Interest;

“Bad Leaver” means a person who: (a) is no longer employed by the Company as a result of being dismissed for Cause; (b) is under notice of termination by the Company in circumstances where the Company is entitled to dismiss the Participant for Cause; (c) has tendered his resignation except for Good Reason; or (d) is no longer employed by the Company as a result of tendering his resignation except for Good Reason.

“Board” means the Board of Directors for the time being of the Company including any duly appointed committee thereof or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding the Executive;

“Cause” means the Executive’s employment has been terminated for a reason specified in Clause 11.1 of this Agreement;

“Control” (or any term derived therefore) means the power, through the holding of securities, shares or voting rights or by any other means, to directly or indirectly direct, manage and/or determine the management or the policies of any person or entity;

“Confidential Information” means any confidential information concerning the business, dealings, affairs or conduct of the Company and/or any Associated Company, its staff and/or business contacts including customers and/or any similar matters and includes but is not limited to:

(a)	any trade secrets of the Company or any Associated Company;

(b)	any information in respect of which the Company or any Associated Company is bound by an obligation of confidence to any third party;

(c)	unpublished and price-sensitive information relating to securities listed on any recognised stock exchange;

(d)	the movements and whereabouts and all personal or private matters concerning senior employees and directors;

(e)	marketing strategies and plans;

(f)	customer lists and details of contacts with or requirements of customers;

(g)	pricing strategies;

(h)	discount rates and sales figures;

(i)	lists of suppliers and rates of charge;

(j)	information which has been supplied in confidence by clients, customers or suppliers;

(k)	any other information treated as confidential by the Company on a day to day basis including software passwords and any other passwords;

(l)	information and details of and concerning the engagement employment and termination of employment of the Executive and any other personnel;

(m)	information concerning any litigation proposed in progress or settled;

(n)	any invention technical data know-how or other manufacturing or trade secrets of the Group and their clients/customers; and

(o)	any other information made available to the Executive which is identified to the Executive as being of a confidential nature;

“Director” means a person appointed as a director of the Company in accordance with applicable law and does not include a shadow director or a “de jure” director;

“Good Leaver” means a person who is not a Bad Leaver;

“Good Reason” means that the Company has materially breached the governance principles relating to the Executive’s role and responsibilities as have been agreed in writing between the parties except that there will be no such breach unless the Executive has: (a) provided the Board with a written notice specifying in reasonable detail the nature of such breach; and (b) given the Board a period of no less than thirty (30) business days to cure such breach and such breach has not been remedied during that period;

“Group” means the Company and the Associated Companies (save, in the case of Clause 4.4 only, where “Group” shall mean the Company and company in which Global Blue Management & Co S.C.A. has an Interest, and any other company in respect of which Global Blue Management & Co S.C.A. has an Interest);

“Intellectual Property” means letters, patents, trade marks, service marks, designs, copyrights, database rights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, confidential information, know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing, whether registered or unregistered; and

“Interest” means, in relation to a company:

(a)

the right to exercise (directly or indirectly) at least 50 per cent of the voting rights in that company and/or receive (directly or indirectly) at least 50 per cent of the economic benefit of that company; or

(b)	the right to exercise (directly or indirectly) Management Control over that company,

and, for purposes of this definition, “Management Control” means the right to appoint (or direct the appointment of) at least 50 per cent of the board members of a company or to appoint (or direct the appointment of) the chief executive officer, president or person holding an equivalent position in a company; and

“Nomination and Compensation Committee” means the duly appointed nomination and compensation committee of the Board.

15.2	All references to the word “including” in this Agreement shall be read as and deemed to be references to “including (without limitation)”.

15.3	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

15.4

References in this Agreement to Clauses and paragraphs and the Schedule are references to Clauses and paragraphs and the Schedule (which is hereby specifically incorporated in this Agreement) to this Agreement.

15.5	Any reference in this Agreement to a person shall where the context permits include a reference to a body corporate and to any unincorporated body of persons.

15.6

Any word in this Agreement which denotes the singular shall where the context permits include the plural and vice versa and any word in this Agreement which denotes to the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa.

15.7	Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment modification or re-enactment of it.

15.8

This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to the employment or appointment of the Executive with or by the Company (including the director agreement between the Executive and the Company dated 10 April 2014 and the employment agreement dated 16 May 2015), which such agreements, arrangements and understandings shall be deemed to have been entirely replaced by this Agreement by mutual consent. The Executive warrants that he has not entered into this Agreement in reliance on any warranty, representation or undertaking of any nature whatsoever which is not contained in or specifically incorporated in this Agreement.

15.9	Any amendments to this Agreement shall only be valid if set out in writing and signed by both parties.

15.10	This Agreement may be executed in two counterparts, each of which is an original and all of which together evidence the same agreement.

15.11	This Agreement is governed by and shall be construed in accordance with substantive Swiss law (excluding any conflict of law rules).

15.12	Any disputes arising out of this Agreement shall be submitted to the competent courts of Switzerland.

SIGNED by	)
	)	Director

on behalf of GLOBAL BLUE SA

SIGNED by	)
JACQUES STERN	)	Signature of Executive

Schedule (Term Sheet)

[To be inserted]

EXECUTION VERSION

14 January 2020

Global Blue SA

Management Incentive Plan and Employment Agreement

Confidential Term Sheet

The following describes the principal terms of the management incentive plan (the “MIP”) and employment agreement, to be adopted and approved by Global Blue SA (the “Company”) in connection with Jacques Stern.

MIP

1. Company/Issuer	Global Blue SA

2. Participants	Jacques Stern (the “Participant”)

3. Securities

The Company will create two types of award: (a) an annual restricted stock award that will be issued each year (each an “RSA”); and (b) a one-off up-front share option award (the “Option Award”).

Each RSA will be valued at 1 million Euros on the date that the RSA is granted. Each RSA will be valued on the average mid-market price of the shares in the period that is 20 trading days prior to the date on which the Board grants that RSA.

The board that approves the annual financial statements for the Company shall also be the board that grants the RSA each year. As an exception, the initial up-front award and RSA shall be granted to the Participant as soon as practicable following the Closing of the Merger.

4. Vesting

Each RSA will vest in four equal tranches over a four-year period.

There shall be a variation to the vesting schedule for the first RSA. The first tranche of the first RSA (consisting of 37.5% of the RSA) shall vest 18 months after the date of grant and the second tranche of the RSA (consisting of 12.5% of the RSA) shall vest 24 months after the date of grant. The third tranche of the RSA (consisting of 25% of the RSA) shall vest 36 months after the date of grant and the fourth tranche of the RSA (consisting of 25% of the RSA) shall vest 48 months after the date of grant.

50% of each RSA will not be subject to any performance targets. 50% of each RSA will be subject to performance targets (the relevant criteria will be based on earnings per share growth and total shareholder return as further determined by the Board in consultation with the Participant).

The Option Award will vest using the same basis and allocations as the first RSA.

All share options must be exercised within six years of the date of granting the Option Award (otherwise, they will lapse).

5. Awards/Exercise Price

The Participant will be issued with an RSA each year as stated above.

The Participant will be issued with 3,475,000 of share options in relation to the Option Award. 1,475,000 share options will have an exercise price of $US 11.5, 800,000 share options will have an exercise price of $US 12.5 and 1,200,000 share options will have an exercise price of $US 15.

1

EXECUTION VERSION

6. Call option in relation to leavers

If the Participant’s employment terminates and the Participant is a Good Leaver, the following provisions will apply: (a) the unvested Option Award shall automatically vest a pro rata basis (calculated with reference to the period between the date when the award was issued to the Participant and the date that is six months after the date when his employment actually terminates); (b) any unvested RSA shall automatically vest on a pro rata basis (calculated with reference to the period between the date when the award was issued to the Participant and the date that is six months after the date when his employment actually terminates) subject to satisfaction of any performance criteria as referenced at section 4 above; (c) all other tranches of the unvested Option Award and unvested RSAs shall lapse and be incapable of being exercised or be subject to repurchase at de minimis value (if repurchase is a necessary condition for cancelling the legal effect of the unvested RSA).

If the Participant’s employment terminates and the Participant is a Bad Leaver, the following provisions shall except as set out below apply: (a) any unvested Option Award shall lapse and be incapable of being exercised; and (b) any unvested RSA shall be subject to repurchase at de minimis value (if repurchase is a necessary condition for cancelling the legal effect of the unvested RSA). If the Participant is a Bad Leaver as a result of tendering his resignation before the first tranche of either the first RSA or Option Award has vested, such tranche of equity shall still automatically vest provided that his employment does not actually terminate until at least 18 months after the Effective Date (subject to satisfaction of any relevant performance criteria as referenced at section 4 above).

Irrespective as to whether the Participant is a Good Leaver or a Bad Leaver, any vested tranches of the Option Award must be exercised within 12 months of the termination of employment.

7. “Effective Date”	Date of Closing of the Merger.

8. Exit Event

An Exit Event refers to the situation where any unvested equity will immediately and automatically vest.

For there to be an Exit Event, there must be a material reduction and/or alteration of the Participant’s title, role and responsibilities and one of the Company events identified below must be triggered.

The Company events are defined as (i) a “Change of Control” to a third party or any of the existing shareholders whereby 50.1% of voting shares or control of board or management is acquired or (ii) disposal of all or substantially all of the assets of the Company or (iii) a takeover offer in accordance with any US listing requirements.

9. Tax

To be structured in a tax-efficient manner based on a UK non- domiciled resident participant as long as it is no more onerous for the Company.

When each RSA vests or when the Option Award vests and is exercised, if there is a income tax and employee social security liability withholding requirement for the Company, the Participant shall indemnify the Company or any other relevant group company for any income tax and employee social security contribution liability due on the RSA or Option Award. The Participant shall also indemnify the Company or any group company to the extent that any such income tax or employee social security contribution liability arises on the lapse of any RSA or Option Award.

2

EXECUTION VERSION

10. Leaver

The Participant will be dismissed for Cause if he is dismissed for a reason specified in clause 11.1 of his service agreement.

The Participant will qualify as a Bad Leaver if he: (a) is no longer employed by the Company as a result of being dismissed for Cause; (b) is under notice of termination by the Company in circumstances where the Company is entitled to dismiss the Participant for Cause; (c) has tendered his resignation except for Good Reason; or (d) is no longer employed by the Company as a result of tendering his resignation except for Good Reason.

The Participant will be a Good Leaver who is not a Bad Leaver.

The Participant will resign for a Good Reason if the Company has materially breached the governance principles relating to the Participant’s role and responsibilities as have been agreed in writing between the parties except that there will be no such breach unless the Participant has: (a) provided the Board with a written notice specifying in reasonable detail the nature of such breach; and (b) given the Board a period of no less than thirty (30) business days to cure the breach and such breach has not been remedied during that period.

If the Participant is a Good Leaver, he shall receive his basic salary during his notice period as well as a pro-rated bonus (calculated with reference to the period from March 31 of that fiscal year until the date when his employment terminates).

If the Participant is a Bad Leaver, he shall receive his basic salary during his notice period but he will neither be eligible to be considered for nor entitled to receive any bonus for the fiscal year.

11. Employment Agreement

The Participant is subject to customary provisions in relation to his obligations as a senior executive including any fiduciary obligations he may owe to the Company, as well as his obligations in relation to confidentiality and intellectual property.

The Participant shall continue to be subject to restrictive covenants that prohibit him for a period of 24 months from the termination of his employment from: (a) working in any capacity for a competitor; (b) soliciting or dealing with the Company’s customers; or (c) soliciting or dealing with any employees of the Company.

12. Other rights	RSAs do not entail any voting rights whilst unvested. No dividends will be paid on RSAs whilst unvested.

13. Transfers	The participant shall not be allowed to transfer any shares other than to a trust for the benefit of the Participant and/or his/her family. Any such transfer shall be subject to approval by the board and must be fully compliant with relevant laws. Any transfer between trustees of the approved trust shall only require prior notice to the Company.

14. Governing Law/Jurisdiction	English law, and jurisdiction of courts of England.

3